CUSIP No. 016259103	Page 6 of 6

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF

SCHEDULE 13D

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Date: February 13, 2019	POLARIS VENTURE PARTNERS IV, L.P.

	By:	Polaris Venture Management Co. IV, L.L.C.,
its General Partner

	By:	*
	Title:	Managing Member

POLARIS VENTURE PARTNERS ENTREPRENEURS’ FUND IV, L.P.
	By:	Polaris Venture Management Co. IV, L.L.C.,
its General Partner

	By:	*
	Title:	Managing Member

*By:	/s/ Max Eisenberg
Name:	Max Eisenberg
Attorney-in-Fact